LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Agreement”), made and entered into on this 17th of December 2015 by and between Arnas Cerauskas (“Lessor”) and Newmarkt Corp. (“Lessee”) collectively referred to as (the “Parties"). The Parties agree as follows:

Premise

In consideration of the rents to be paid hereunder and the covenants and obligations to be observed by the Lessee, Lessor does hereby lease to the Lessee and the Lessee does hereby lease and take from the Lessor the following property: 55 square meters on the first floor of the building at Seimyniskiu g. 23 Vilnius 09200 Lithuania together with all improvements located thereon (the "Premise").

Term

The term of this Lease shall commence on the 1st day of February 2016 and continue to be legible till 1st day of February 2018. Lessee shall exercise such renewal option by giving written notice of not less than thirty (30) days to Lessor.

Rent

For and during the initial term of the Lease, Lessee shall pay to Lessor monthly rent fee of Ђ360 per month and for the total first year the amount of Ђ4,320 has to be paid. The monthly payment has to be paid till 15th day of each calendar month.

In case of payment delays Lessor has the right to terminate this Agreement, and may retain any deposit in full.

The Lessee can pay the rent fee under this Agreement in dollars, in this case the price will be charged on the following terms: monthly rent in the amount of $400 and year rent fee $4,800 during the time when this Agreement is legible.

Utilities

Unless otherwise expressly agreed in writing by Lessor, Lessee shall pay all utility charges relating to the Leased Premise during the term of this Lease.

Signs

Upon obtaining Lessor's consent, Lessee shall have the right to place any signs which are permitted by applicable zoning ordinances and private restrictions on the Premise, at locations selected by Lessee. Lessor may refuse such consent if it is in Lessor's opinion too large, deceptive, unattractive or otherwise inconsistent with or inappropriate to the Premise. Lessee shall repair all damage to the Leased Premise resulting from the removal of signs installed by Lessee.

Alterations & Improvements

Lessee may, at its sole expense, redecorate the Premise and make such non-structural alterations and changes as Lessee shall deem expedient or necessary, provided, however, such alterations and changes shall neither impair the structural soundness nor diminish the value of the Premise. The Lessee may make structural alterations and additions to the Premise provided Lessee first obtains the consent of the Lessor in writing. The Lessor agrees that it shall not withhold such consent unreasonably.

Quiet Possession

Lessor covenants and warrants that upon performance by Lessee of its obligations hereunder, Lessor will keep and maintain Lessee in exclusive, quiet, peaceable and undisturbed and uninterrupted possession of the Leased Premise during the term of this Lease.

Entry

Lessor shall have the right to enter upon the Premise at reasonable hours to inspect the same, provided Lessor shall not thereby unreasonably interfere with Lessee's business on the Premise.

Termination

Either party may terminate this Agreement without cause by giving thirty (30) days written notice to the other party. Upon the expiration or earlier termination of this Agreement, Lessee shall return the Premise to Lessor in good repair, condition and working order, ordinary wear and tear resulting from proper use thereof alone excepted.

Damage and Destruction

In the event if the Premise or any part thereof is damaged by fire, casualty or structural defects that the same cannot be used for Lessee's purposes, then Lessee shall have the right within ninety (90) days following damage to elect by notice to Lessor to terminate this Lease. In the event if such damage does not render the Leased Premise unusable for Lessee's purposes, Lessor shall promptly repair such damage at the cost of the Lessor. Lessee shall be relieved from paying rent and other charges during any portion of the Lease term that the Leased Premise are inoperable or unfit for occupancy, or use, in whole or in part, for Lessee's purposes.

Assignment and Subletting

Lessee shall not sublet the Premise or assign this Agreement without the prior written consent of the Lessor. Any such attempt to sublet or assignment by Lessee shall be a breach of this Agreement and cause for immediate termination.

Entire Agreement

This Agreement constitutes the entire agreement between the Parties. No changes or additions to the terms of the Agreement shall be valid unless in writing and signed by both Parties.

Authorized signatures of the Parties:

LESSOR Arnas Cerauskas	/s/ Arnas Cerauskas
LESSEE Denis Razvodovskij Chief Executive officer and President of Newmarkt Corp.	/s/ Denis Razvodovskij